Exhibit 99.1

Global Partners LP Reports Financial Results for Fourth-Quarter and Full-Year 2010

- Record Full-Year Gross Profit and Distributable Cash Flow

-Acquisitions Drive Record Annual Volume and 59% Increase in Wholesale Gasoline Net Product Margin

WALTHAM, Mass.--(BUSINESS WIRE)--March 10, 2011--Global Partners LP (NYSE:GLP) today reported financial results for the quarter and twelve months ended December 31, 2010.

Net income for the fourth quarter of 2010 was $5.9 million, or $0.32 per diluted limited partner unit, compared with $12.2 million, or $0.91 per diluted limited partner unit for the same period in 2009. Fourth-quarter 2009 results included a $1.5 million curtailment gain resulting from a freeze to the Partnership’s Pension Plan.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended December 31, 2010 was $22.0 million, compared with $20.7 million for the same period in 2009.

Distributable cash flow for the fourth quarter of 2010 was $12.5 million, compared with $15.2 million for the comparable quarter in 2009.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2010 and 2009.

“As we stated in our SEC filings in February, our fourth quarter 2010 results were affected by adverse market conditions and fewer advantageous purchasing opportunities, primarily in our distillates business,” said Eric Slifka, president and chief executive officer of Global Partners. “For the full year, however, we achieved record gross profit and distributable cash flow, reflecting the quality of our recent acquisitions and organic projects.”

“In 2010, we acquired 190 Mobil stations and the related fuel supply business in New England, purchased the former Warex terminal facility along the Hudson River in Newburgh, New York and completed a multi-million dollar ethanol and rail expansion project at our terminal in Albany,” Slifka said. “These strategic initiatives have increased our presence in the transportation fuels market, expanded product volumes and further diversified our product offerings.”

Sales for the fourth quarter of 2010 were $2.8 billion, compared with $1.7 billion for the same period in 2009, due primarily to higher refined petroleum product prices and the acquisition of the Mobil assets. Wholesale segment sales were $2.5 billion, or 92% of total sales, for the fourth quarter of 2010, compared with $1.6 billion, or 94% of total sales, for the fourth quarter of 2009. Commercial segment sales were $201.9 million, or 7% of total sales, for the fourth quarter of 2010 compared with $102.6 million, or 6% of total sales, for the fourth quarter of 2009.

Combined product volume totaled 1.2 billion gallons in the fourth quarter of 2010, compared with 863.4 million gallons in the fourth quarter of 2009. Wholesale segment volume increased to 1.1 billion gallons in the fourth quarter of 2010 from 805.2 million gallons in the fourth quarter of 2009. Commercial segment volume increased to 96.5 million gallons in the fourth quarter of 2010 from 58.2 million gallons in the comparable period of 2009.

Combined gross profit improved 23% to $51.9 million in the fourth quarter of 2010 from $42.1 million in the fourth quarter of 2009. Within Global Partners’ wholesale segment, distillate net product margin decreased 32% to $22.0 million in the fourth quarter of 2010 versus $32.3 million in the fourth quarter of 2009, reflecting adverse market conditions and fewer advantageous purchasing opportunities. Gasoline net product margin improved 182% to $16.3 million from $5.8 million in the fourth quarter of 2009. Residual oil net product margin decreased 10% to $2.2 million in the fourth quarter of 2010 from $2.5 million in the fourth quarter of 2009.

Financial Results for the Twelve Months Ended December 31, 2010 and 2009

Net income for the twelve months ended December 31, 2010 was $27.0 million, or $1.59 per diluted limited partner unit, compared with $34.1 million, or $2.51 per diluted limited partner unit, for the same period in 2009. The Partnership had approximately 16.6 million and 13.3 million diluted weighted average limited partner units outstanding for the twelve months ended December 31, 2010 and 2009, respectively.

EBITDA for the twelve months ended December 31, 2010 increased 9% to $72.4 million from $66.7 million for the same period in 2009.

Distributable cash flow for 2010 increased to $46.0 million, compared with $45.4 million for the comparable period in 2009.

Sales for the twelve months ended December 31, 2010 increased to $7.8 billion, compared with $5.8 billion for the same period in 2009, due primarily to higher refined petroleum product prices and the acquisition of the Mobil assets. Wholesale segment sales were $7.3 billion, or 93% of total sales, for 2010, compared with $5.5 billion, or 94% of total sales, for 2009. Commercial segment sales were $511.3 million, or 7% of total sales, for 2010, compared with $363.3 million, or 6% of total sales, for 2009.

Combined product volume totaled 3.7 billion gallons in 2010, compared with 3.4 billion gallons in 2009. Wholesale segment volume increased to 3.4 billion gallons versus 3.2 billion gallons in 2009. Commercial segment volume increased to 273.1 million gallons in 2010, compared with 226.2 million gallons in 2009.

Combined gross profit increased 11% to $166.7 million in 2010 from $149.8 million in 2009. Within Global Partners’ wholesale segment, distillate net product margin decreased 15% to $80.9 million from $95.1 million in the year-earlier period. Wholesale gasoline net product margin rose 59% to $64.7 million from $40.7 million in 2009. Wholesale residual oil net product margin was essentially unchanged at $9.4 million in 2010 and 2009.

Recent Developments

  Global Partners completed an offering of 2,645,000 common units, including an option to purchase 345,000 common units to cover over-allotments, which was exercised in full by the underwriters. The offering generated net proceeds to the Partnership of approximately $69.7 million (after deducting underwriting discounts and offering expenses), which were used to reduce indebtedness outstanding under its credit agreement. In addition, all 5,642,424 subordinated units have converted to common units. With the completion of the common unit offering and the conversion of the subordinated units, the Partnership has 21,580,563 common units outstanding.
  The Board of Directors of Global Partners’ general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from October 1 through December 31, 2010.

Business Outlook

“While adverse market conditions and fewer advantageous purchasing opportunities are factors that have affected our business in the first quarter, we do not believe they are long-term in nature,” Slifka said. “Our logistical advantages and supply expertise enable us to compete effectively within what we expect to be a continuing environment of high commodity prices and price volatility. We are encouraged about the outlook for our business, particularly as the earnings potential from our new assets becomes more fully realized.”

Financial Results Conference Call

Management will review Global Partners’ fourth-quarter 2010 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. In December 2009, we amended our partnership agreement to restate the provisions governing conversion of the subordinated units to use distributable cash flow to test whether we have "earned" the minimum quarterly distribution. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership owns and supplies fuel to 190 Mobil branded retail gas stations in New England, and also supplies Mobil branded fuel to 31 independently-owned stations. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “foresee,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the period ended September 30, 2010 and subsequent filings the Partnership makes with the Securities and Exchange Commission. Developments in any of these areas could cause Global Partners LP’s results to differ materially from results that have been or may be anticipated or projected. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release or, in the case of forward-looking statements, contained in any document incorporated by reference, the date of such document, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$2,755,274	$1,698,976	$7,801,559	$5,818,411
Cost of sales	2,703,380	1,656,924	7,634,841	5,668,583
Gross profit	51,894	42,052	166,718	149,828

Costs and operating expenses:
Selling, general and administrative expenses	18,348	15,815	66,063	61,048
Operating expenses	18,914	8,765	47,781	35,043
Amortization expenses	1,096	636	3,526	2,986
Total costs and operating expenses	38,358	25,216	117,370	99,077

Operating income	13,536	16,836	49,348	50,751

Interest expense	(7,984)	(4,248)	(22,310)	(15,188)

Income before income tax expense	5,552	12,588	27,038	35,563

Income tax benefit (expense)	387	(354)	-	(1,429)

Net income	5,939	12,234	27,038	34,134

Less: General partner's interest in net income, including incentive distribution rights(1)	(159)	(262)	(677)	(791)

Limited partners' interest in net income	$5,780	$11,972	$26,361	$33,343

Basic net income per limited partner unit(2)	$0.32	$0.92	$1.61	$2.56

Diluted net income per limited partner unit(2)	$0.32	$0.91	$1.59	$2.51

Basic weighted average limited partner units outstanding	17,896	12,961	16,346	13,017

Diluted weighted average limited partner units outstanding	18,147	13,207	16,597	13,279

(1) Calculation includes the effect of the public offerings in March 2010 and November 2010 and, as a result, the general partner's interest was reduced to 1.27% for the three months ended December 31, 2010 and, based on a weighted average, 1.53% for the twelve months ended December 31, 2010. For the three and twelve months ended December 31, 2009, the general partner's interest was 1.73%.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,361	$662
Accounts receivable, net	553,066	335,912
Accounts receivable - affiliates	1,230	1,565
Inventories	586,831	465,923
Brokerage margin deposits	15,501	18,059
Fair value of forward fixed price contracts	1,942	3,089
Prepaid expenses and other current assets	36,714	37,648
Total current assets	1,197,645	862,858

Property and equipment, net	422,684	159,292
Intangible assets, net	40,065	28,557
Other assets	11,922	1,996

Total assets	$1,672,316	$1,052,703

Liabilities and partners' equity
Current liabilities:
Accounts payable	$443,469	$243,449
Working capital revolving credit facility - current portion	193,198	221,711
Environmental liabilities - current portion	5,535	3,296
Trustee taxes payable	69,828	41,484
Accrued expenses and other current liabilities	30,494	36,120
Income taxes payable	-	461
Obligations on forward fixed price contracts and other derivatives	9,157	21,114
Total current liabilities	751,681	567,635

Working capital revolving credit facility - less current portion	293,502	240,889
Revolving credit facility	300,000	71,200
Environmental liabilities - less current portion	28,970	2,254
Other long-term liabilities	21,347	13,305
Total liabilities	1,395,500	895,283

Partners' equity	276,816	157,420

Total liabilities and partners' equity	$1,672,316	$1,052,703

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of net income to EBITDA
Net income	$5,939	$12,234	$27,038	$34,134
Depreciation and amortization and amortization of deferred financing fees	8,428	3,892	23,089	15,909
Interest expense	7,984	4,248	22,310	15,188
Income tax (benefit) expense	(387)	354	-	1,429
EBITDA	$21,964	$20,728	$72,437	$66,660

Reconciliation of net cash used in operating activities to EBITDA
Net cash used in operating activities	$(54,236)	$(86,907)	$(87,194)	$(61,129)
Net changes in operating assets and liabilities and certain non-cash items	68,603	103,033	137,321	111,172
Interest expense	7,984	4,248	22,310	15,188
Income tax (benefit) expense	(387)	354	-	1,429
EBITDA	$21,964	$20,728	$72,437	$66,660

Reconciliation of net income to distributable cash flow
Net income	$5,939	$12,234	$27,038	$34,134
Depreciation and amortization and amortization of deferred financing fees	8,428	3,892	23,089	15,909
Maintenance capital expenditures	(1,830)	(955)	(4,092)	(4,610)
Distributable cash flow	$12,537	$15,171	$46,035	$45,433

Reconciliation of net cash used in operating activities to distributable cash flow
Net cash used in operating activities	$(54,236)	$(86,907)	$(87,194)	$(61,129)
Net changes in operating assets and liabilities and certain non-cash items	68,603	103,033	137,321	111,172
Maintenance capital expenditures	(1,830)	(955)	(4,092)	(4,610)
Distributable cash flow	$12,537	$15,171	$46,035	$45,433

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary